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                             KIRKPATRICK & LOCKHART LLP
                                 1800 M Street, N.W.
                               Washington, D.C.  20036
                                    (202) 778-9000

     ROBERT J. ZUTZ
     (202) 778-9059


                                   December 8, 1995


     American AAdvantage Funds
     4333 Amon Carter Boulevard
     MD 5645
     Fort Worth, Texas   76155

     Gentlemen/Ladies:

              American AAdvantage Funds (the "Trust") is a trust organized under the laws of the Commonwealth of Massachusetts. We understand that the Trust is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number of shares which it has registered under the Securities Act of 1933, as amended, and which it sold during its fiscal year ended October 31, 1995.

              We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of its Declaration of Trust and By-Laws, as now in effect, the minutes of meetings of its Trustees and other documents relating to its organization and operation, and we generally are familiar with its business affairs. You have advised us that, during its fiscal year ended October 31, 1995, the aggregate sale price of shares of beneficial interest of the Trust ("Shares") sold during such fiscal year was $13,474,954,089, the aggregate sale price of shares issued in connection with a dividend reinvestment plan was $146,037,763 and the aggregate redemption price of Shares redeemed during such fiscal year was $13,895,462,214. Based on the foregoing, it is our opinion that the Shares sold during the Trust's fiscal year ended October 31, 1995, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued, fully paid and nonassessable.

              The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for indemnification from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the
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     American AAdvantage Funds
     December 8, 1995
     Page 2


     Trust; and (ii) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

              We hereby  consent to  this opinion  accompanying  the Rule  24f-2
     Notice which you are about to file with the Securities and Exchange Commission.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP

                                       By  \s\ Robert J. Zutz
                                          -----------------------------
                                               Robert J. Zutz
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